UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013 (March 29, 2013)

Global Cash Access Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

7250 South Tenaya Way, Suite 100
Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2013, the Compensation Committee of the Board of Directors of Global Cash Access Holdings, Inc. (the “Company”), approved the amendment and restatement of the employment agreement (as amended and restated, the “Restated Agreement”) between the Company and David Lopez, and approved an amendment to the employment terms between the Company and Mary Elizabeth Higgins.  Mr. Lopez, the chief executive officer of the Company, and Ms. Higgins, the chief financial officer of the Company, are each named executive officers (the “NEOs”) of the Company.

The Restated Agreement for Mr. Lopez provides for the following amendments to his original employment agreement:

•                  Appropriate changes to reflect Mr. Lopez’ position as chief executive officer of the Company effective January 1, 2013; and

•                  An increase in his annual target bonus from 50% of base salary to 75% of base salary, effective beginning with the fiscal year ending December 31, 2013.

The amendment to the employment terms of Ms. Higgins provides for an increase in her annual target bonus from 50% of base salary to 60% of base salary effective beginning with the fiscal year ending December 31, 2013.

All of the other terms and provisions that were in effect under each of the foregoing NEO’s respective employment agreements immediately prior to the effectiveness of the foregoing will remain in effect.

A copy of the original employment agreement between the Company and Mr. Lopez, dated June 11, 2012, was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2012. A copy of the original employment agreement between the Company and Ms. Higgins, dated August 26, 2010, was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 2, 2010.

Copies of the Restated Agreement of Mr. Lopez and the amendment to the employment terms of Ms. Higgins will be timely filed as exhibits to an upcoming periodic report in accordance with applicable rules and regulations of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: April 2, 2013

By:	/s/ Mary E. Higgins

Mary E. Higgins

Chief Financial Officer